Exhibit 5.1

May 2, 2012

Board of Directors

Sunrise Senior Living, Inc.

7900 Westpark Drive

Suite T-900

McLean, Virginia 22102

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted on behalf of Sunrise Senior Living, Inc., (the “Company”) in connection with a Registration Statement on Form S-8 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission relating to registration of (i) up to an additional 3,000,000 shares of Common Stock, $.01 par value per share, to be issued by the Company (the “Shares”), pursuant to the terms of the Company’s 2008 Omnibus Incentive Plan, as amended (the “Plan”) and (ii) up to 3,000,000 associated rights (the “Rights”), all of which Rights are issuable with respect to such Shares pursuant to the Rights Agreement, dated as of April 24, 2006, as amended by the First, Second and Third Amendments thereto, dated as of November 19, 2008, January 27, 2010 and December 16, 2011, respectively, between the Company and American Stock Transfer & Trust Company, as Rights Agent (as amended, the “Rights Agreement”).

Upon examination of such corporate documents and records as we have deemed necessary or advisable for the purposes hereof, it is our opinion that (i) the Shares and the Rights have been duly authorized by the Company and (ii) the Shares, when issued and paid for as contemplated by the Plan, and when delivered against payment thereof in the manner contemplated by the Plan, will be validly issued, fully paid and non-assessable and the associated Rights will be validly issued.

It should be understood that our opinion above concerning the Rights does not address the determination a court of competent jurisdiction may make regarding whether the Board of Directors of the Company would be required to redeem or terminate, or take other action with respect to, the Rights at some future time based on the facts and circumstances existing at that time; that such opinion addresses the Rights and the Rights Agreement in their entirety and not any particular provision of the Rights or the Rights Agreement; and that it is not settled whether the invalidity of any particular provision of a rights agreement or of rights issued thereunder would result in invalidating in their entirety such rights.

This opinion letter is based as to matters of law solely on the Delaware General Corporation Law, as amended, including the statutory provisions contained therein and reported judicial decisions interpreting these laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ MASLON EDELMAN BORMAN & BRAND, LLP

2